Exhibit 10.43

PROMISSORY NOTE

$100,000.00	Effective Date: October 31, 2007

FOR VALUE RECEIVED, ProUroCare Inc. (the “Debtor”) promises to pay to the order of James L. Davis, or his successors and assigns (the “Holder”), the principal sum of $100,000.00, together with interest on all outstanding and unpaid amounts evidenced by this Note at the rate of the US Prime Rate computed on the basis of the actual number of days elapsed in the payment period and a 365-day year.  This Note is not secured.

1.                                       Payment of Principal and Interest.  This Note is due and payable upon the first to occur of (1) Lender’s closing on an aggregate of $500,000 or more of new financing, or (2) November 30, 2007.

2.                                       Warrant Coverage.  As an inducement to Lender to make this loan, Borrower will issue to Lender a five-year warrant to acquire up to up to 1,000 shares of ProUroCare Medical Inc. common stock at $0.50 per share for each day the $100,000 principal balance is outstanding (to be prorated if a portion of the loan is repaid).  For example, $100,000 outstanding for 30 days would result in a warrant to acquire 30,000 shares (1,000/100,000 $100,000 * 30);  $50,000 outstanding for 20 days would result in a warrant to acquire 10,000 shares (1,000/100,000 * 50,000 * 20)..

3.                                       Prepayments. The indebtedness evidenced by this Note may be prepaid, in whole or in part, at any time without penalty or premium.

4.                                       No Waivers.  The Debtor agrees that no failure on the part of the Holder to exercise any power, right or privilege hereunder, or to insist upon prompt compliance with the terms of this Note, will constitute a waiver of that power, right or privilege.

5.                                       Replacement Note.  Upon receipt of evidence reasonably satisfactory to the Debtor, of the loss, theft, destruction or mutilation of this Note, the Debtor will make and deliver a new Note of like tenor in lieu of this note.

6.                                       Governing law.  This Note is governed in all respects by the internal laws of the State of Minnesota without regard to the conflicts of law principles of any jurisdiction.

7.                                       Collection Costs.  In the event the Debtor fails to timely pay any amount due under this Note, the Debtor will pay all of the Holder’s reasonable out-of-pocket collection costs, including without limitation, reasonable attorney’s fees and legal costs, whether or not any suit or enforcement proceeding is commenced.

IN WITNESS WHEREOF, the Debtor has caused this Note to be signed by a duly authorized officer.

Date: October 30, 2007	By:	/s/Richard C. Carlson

Richard C. Carlson, Chief Executive Officer

ProUroCare Medical, Inc.